UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2026

Four Leaf Acquisition Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41646	88-1178935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Park Offices Drive, Suite 300-4133
Durham, NC 27713

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 479-1923

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one redeemable warrant	FORLU	OTCMarkets
Class A common stock, par value $0.0001 per share	FORL	OTCMarkets
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	FORLW	OTCMarkets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On December 19, 2024, Four Leaf Acquisition Corporation (the “Company”) entered into a Business Combination Agreement (as it may have been amended from time to time, the “XYDD Business Combination Agreement”) with Guangzhou Xiaoyu DiDa Technology Co., Ltd, a company incorporated under the laws of the People’s Republic of China (“XYDD”), which contemplated a business combination between the Company and XYDD. The execution of the XYDD Business Combination Agreement was previously disclosed by the Company on a Current Report on Form 8-K.

As the transactions contemplated under the XYDD Business Combination Agreement (the “XYDD Transaction”) came to a halt due to regulatory review under PRC law, the Company engaged in discussions with XYDD regarding termination of the XYDD Transaction and the pursuit of alternative business combination opportunities. On July 15, 2026, in connection with the Company’s proposed business combination with Data443 Risk Mitigation, Inc. (“Data443”), the Company, XYDD, and the other parties thereto mutually agreed to terminate the XYDD Business Combination Agreement, effective as of such date. The termination was effected to permit the Company to pursue the proposed business combination with Data443.

As an accommodation to facilitate the termination of the XYDD Transaction and the implementation of the proposed business combination between the Company and Data443, Data443 has agreed to compensate XYDD on the terms described under Item 8.01 below, which description is incorporated herein by reference. The Company is not obligated to pay any termination fee or any other amount to XYDD as a result of the termination.

ITEM 8.01 OTHER EVENTS

In connection with the termination of the XYDD Business Combination Agreement described under Item 1.02 above, on June 25, 2026, Data443 and XYDD entered into a Compensation Agreement (the “Compensation Agreement”). Pursuant to the Compensation Agreement, Data443 agreed to issue to XYDD a promissory note in the principal amount of US$2,000,000 (the “Loan”) as compensation, on behalf of the Company, for the termination of the XYDD Business Combination Agreement.

The Loan is payable in two installments: (i) US$1,000,000 within ninety (90) days following the Date of Deal Close (as defined in the Compensation Agreement) and (ii) US$1,000,000 within one hundred and twenty (120) days following the Date of Deal Close, in each case without interest if paid when due. If Data443 fails to make either installment when due, the unpaid Loan will accrue interest at fifteen percent (15%) per annum, on a simple-interest basis, from the original due date until paid in full. Data443 may repay the Loan in full at any time prior to the date that is twelve (12) months after the Date of Deal Close.

If the Loan has not been fully repaid on or before the date that is twelve (12) months after the Date of Deal Close, XYDD will have the right, in its sole discretion, to convert the then-outstanding amount of the Loan (including any accrued but unpaid interest) into ordinary shares of the combined public company (“PubCo”) at a conversion price equal to eighty percent (80%) of the volume-weighted average price (“VWAP”) of PubCo’s ordinary shares over the twenty (20) trading days immediately preceding the conversion date, subject to (a) a conversion floor equal to fifty percent (50%) of the VWAP of PubCo’s ordinary shares for the twenty (20) trading days immediately following the Date of Deal Close and (b) an aggregate cap on the number of ordinary shares issuable upon such conversion equal to 19.99% of PubCo’s ordinary shares outstanding on the Date of Deal Close. Any portion of the outstanding amount that cannot be converted by reason of such floor or cap will remain payable by Data443 in cash on demand.

The Compensation Agreement also acknowledges that, following the closing of the proposed business combination between the Company and Data443, 1,800,000 ordinary shares of the post-combination public company will continue to be allocated to S.SHUN Holdings Limited in respect of finder services in connection with the previously contemplated business combination between the Company and XYDD, as previously disclosed in the Company’s Registration Statement on Form F-4.

The Compensation Agreement is governed by the laws of the State of Delaware. Any disputes thereunder are to be resolved by arbitration administered by the Singapore International Arbitration Centre.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2026	FOUR LEAF ACQUISITION CORPORATION

	BY:	/S/ JASON REMILLARD
Jason Remillard,
Chief Executive Officer

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